Exhibit 14(a)

Consent of Independent Registered Public Accounting Firm

We consent to the use in this registration statement on Form N-14 (this “Registration Statement”) of our report dated March 14, 2024, with respect to the consolidated financial statements of Ares Strategic Income Fund (the “Fund”) and the senior securities table of the Fund appearing in the Fund’s annual report on Form 10-K for the year ended December 31, 2023, incorporated herein by reference. We also consent to the reference to us under the headings “Senior Securities” and “Independent Registered Public Accounting Firm” in this Registration Statement.

/s/ KPMG LLP

Los Angeles, California
August 21, 2024